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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Earnings:
Income (Loss) before income taxes	$(61,623)	$(24,694)	$375	$22,233	$26,507

Fixed Charges:
Interest on deposits	8,086	13,462	20,035	24,211	19,588
Interest on notes payable to subsidiary grantor trust, repurchase agreements, and other borrowings	2,426	2,864	4,409	2,801	2,937
Rent expense interest factor	909	853	905	881	792

Total fixed charges:
Including interest on deposits	$11,421	$17,179	$25,349	$27,893	$23,317
Excluding interest on deposits	$3,335	$3,717	$5,314	$3,682	$3,729
Ratio of earnings to fixed charges:
Excluding interest on deposits	(17.48)	(5.64)	1.07	7.04	8.11
Including interest on deposits	(4.40)	(0.44)	1.01	1.80	2.14

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

  For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, and the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

  The earnings coverage deficiency for the year ended December 31, 2010 was $61,623,000, both excluding and including interest on deposits.

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Earnings:
Income (Loss) before income taxes	$(61,623)	$(24,694)	$375	$22,233	$26,507

Fixed Charges:
Interest on deposits	8,086	13,462	20,035	24,211	19,588
Interest on notes payable to subsidiary grantor trust, repurchase agreements, and other borrowings	2,426	2,864	4,409	2,801	2,937
Preferred stock dividends	2,027	2,028	222	—	—
Rent expense interest factor	909	853	905	881	792

Total fixed charges:
Including interest on deposits	$13,448	$19,207	$25,571	$27,893	$23,317
Excluding interest on deposits	$5,362	$5,745	$5,536	$3,682	$3,729
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(10.49)	(3.30)	1.07	7.04	8.11
Including interest on deposits	(3.58)	(0.29)	1.01	1.80	2.14

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

  For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

  The earnings coverage deficiency for the year ended December 31, 2010 was $61,623,000, both excluding and including interest on deposits.

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  Exhibit 12.1